Exhibit 99.B(d)(6)

Lincoln Life & Annuity Company of New York

INDEXED ACCOUNTS RIDER

DUAL PERFORMANCE TRIGGER RATE INDEXED ACCOUNTS WITH
PROTECTION LEVEL

Rider Date: December 20, 2024

This Rider establishes a point-to-point Dual Performance Trigger indexed crediting strategy with Protection Level for the Contract to which it is added. The provisions of this Rider are effective when a new Segment is established upon an initial allocation to or when a reallocation is made to a Dual Performance Trigger Rate Indexed Account with Protection Level.

This Rider is made a part of the Contract to which it is attached and is effective on the Rider Date shown above. Except as stated in this Rider, it is subject to all provisions contained in the Contract. In case of any conflict between the provisions of the Contract and this Rider, the provisions of this Rider will control.

If another Indexed Accounts Rider is attached to the Contract, the provisions of that Indexed Accounts Rider shall govern the rules of the Segments established upon an allocation to or when a reallocation is made to an Indexed Account available under that Rider.

ALL CONTRACT VALUES PROVIDED BY THIS RIDER MAY INCREASE OR DECREASE IN VALUE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT.

DEFINITIONS

All definitions found in the Contract are incorporated by reference and have the same meaning as they do in the Contract, including other riders, endorsements, or amendments.

Dual Performance Trigger Rate Indexed Account with Protection Level is an account that We establish, subject to the terms of this Rider. Each Dual Performance Trigger Rate Indexed Account with Protection Level is established with an associated Index, Protection Level and a Term.

Dual Performance Trigger Rate is the percentage We will use to determine the Performance Rate when the Percentage Change in the Index Value on the End Date equals zero, is positive or negative. The Dual Performance Trigger Rate used during the Term is declared prior to the Start Date of each Segment and it may differ from the Dual Performance Trigger Rates used for other Segments.

Segment(s) is a specific Indexed Account option established for the Owner under the Contract. A new Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level is established upon an initial allocation or when a reallocation is made to that Dual Performance Trigger Rate Indexed Account with Protection Level. Each Segment in a particular Dual Performance Trigger Rate Indexed Account with Protection Level has a specific Start Date, End Date, Crediting Base, Dual Performance Trigger Rate and Performance Rate.

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INTERIM VALUE

The Interim Value is the value that We establish for each Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level on any Valuation Date following the Start Date and prior to the End Date of the Segment.

The Interim Value of a Segment is equal to the sum of (1) and (2), where:

(1)	is the value of the Fixed Income Asset Proxy of a Segment on the Valuation Date the Interim Value is calculated. It is determined for a Segment as:

C x [ 1 / (1 + F)D x (1 + F)D / (1 + G)D]

where:

C	is the Crediting Base of the Segment on the Valuation Date of the calculation.

D	is the total calendar days remaining in the Term divided by 365.

F	is the Discount Rate that applies to the Segment on the Start Date of the Segment. It is calculated on the Start Date as (1 - Derivative Asset Proxy per $1 of Crediting Base)-1/N - 1, where N = the number of Contract Years in the Term.

G	is the Discount Rate that applies to the Segment on the Valuation Date. It is calculated as F plus the change in the Reference Rate from the Start Date to the Valuation Date.

(2)	is the market value of the Derivative Asset Proxy, determined solely by Us, on the Valuation Date of the calculation.

The Fixed Income Asset Proxy is a hypothetical fixed income asset representing the investment in the Segment.

The Derivative Asset Proxy is determined assuming a package of derivative assets and/or other financial instruments, determined solely by Us, that replicates the Performance Rate on the End Date of the Segment. The value of the package of derivative assets and/or other financial instruments is determined on any Valuation Date that the Interim Value is calculated for a Segment.

The Discount Rate will apply on a uniform basis for a class of Owners in the same Segment and will be administered in a uniform and non-discriminatory manner. The Discount Rate F represents the book yield, and the Discount Rate G represents the market yield on the hypothetical fixed income asset based on the Reference Rate.

The Reference Rate is the sum of the U.S. Constant Maturity Treasury (CMT) yield plus a market observable spread of investment grade U.S. corporate bonds.

The tenor of the CMT is determined by the number of Contract Years remaining in the Segment on the Valuation Date. The number of Contract Years remaining is measured from the most recent Indexed Anniversary Date of the Segment, prior or equal to the Valuation Date, to the End Date of the Segment. If a CMT yield is not published for a time to maturity that matches the Contract Years remaining in the Segment, the yield will be interpolated between the yields for maturities that are published.

The bond spread is the option adjusted spread of the Bloomberg U.S. Corporate Investment Grade Bond Index. We publish this value for each calendar month as of the last business day of the prior calendar month as the LMVA Composite OAS Index under the fixed annuity section of www.lfg.com. Daily values are available publicly with a subscription or by contacting Us.

If We change these components or any of these components are no longer published, or are discontinued, We may substitute another suitable method for determining these components, subject to approval by the New York State Department of Financial Services.

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INTERIM VALUE LOCK

The Owner may elect to lock the Interim Value of a Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level by providing Notice to Us.

An Election to exercise to lock the Interim Value of a Segment is irrevocable and may be made once during the Contract Year on any Valuation Date of a Term except the Start Date or the End Date for that Segment. We will process the Interim Value lock at the end of the Valuation Date We receive the Owner’s Election to exercise the lock.

A Segment’s Ending Value will be calculated on the Indexed Anniversary Date that coincides with its End Date.

SEGMENT VALUE

SEGMENT ENDING VALUE. On the End Date, the Segment Ending Value of a Segment of a Dual Performance Trigger Rate Indexed Account with Protection Level is the amount equal to the sum of (A) and ((A) multiplied by (B)), where:

A	is the Crediting Base on the End Date; and

B	is the Performance Rate on the End Date.

When the Interim Value lock as described in the INTERIM VALUE LOCK provision of this Rider is elected, the Segment's Ending Value is equal to its locked Interim Value, reduced by the dollar amount of any applicable Withdrawals, including applicable Surrender Charges.

CREDITING BASE DURING THE TERM. The Crediting Base on the Start Date of a Segment is equal to the initial amount allocated or reallocated to the Segment. Thereafter, at the end of each Valuation Date during the Term, the Crediting Base is reduced proportionately by the amount that a Withdrawal, including applicable Surrender Charges, reduced the Segment’s Interim Value.

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DETERMINING THE PERFORMANCE RATE ON THE END DATE. The Performance Rate on the End Date is the specific Percentage Change in the Index Value between two points in time during a Term, adjusted by the Protection Level and the Dual Performance Trigger Rate.

The Performance Rate is not calculated on the End Date when an Interim Value lock is elected.

Instead, the Segment’s Ending Value will be equal to its locked Interim Value, reduced by the dollar amount of any applicable Withdrawals, including applicable Surrender Charges.

If an Election to lock a Segment is not exercised during its Term, the Percentage Change in the Index Value equals the percentage increase or decrease in the Index Value calculated by (A) divided by (B), where:

A	is the Index Value on the End Date minus the Index Value on the Start Date; and

B	is the Index Value on the Start Date.

The Performance Rate on the End Date, when the Percentage Change in the Index Value on the End Date is:

(a)	zero, is equal to the Dual Performance Trigger Rate.

(b)	positive, is equal to the Dual Performance Trigger Rate.

(c)	negative and the absolute value of the Percentage Change in the Index Value is less than or equal to the absolute value of the Protection Level, is equal to the Dual Performance Trigger Rate.

(d)	negative and the absolute value of the Percentage Change in the Index Value is greater than the absolute value of the Protection Level, is equal to the sum of the Percentage Change in the Index Value on the End Date, the Dual Performance Trigger Rate, and the absolute value of the Protection Level.

Absolute value means the magnitude of the number without regard to its mathematical sign. Examples of absolute values are the absolute value of −10 is 10 or the absolute value of 4 is 4.

RIDER CHARGE

There is no charge for this Rider.

TERMINATION OF THIS RIDER

This Rider will terminate on the earliest of the following event to occur:

(a)	the Annuity Commencement Date; or

(b)	the date the Contract to which this Rider is attached terminates.

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